UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2012

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
567 Thompson Road, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 872-2100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

          On July 13, 2012, Gulf Island Fabrication, Inc. (“Gulf Island”) received notice from one of its customers (the “Customer”) requesting (i) a slowdown of work on a deepwater project (the “Project”) ordered pursuant to a master service contract (the “Contract”) between Gulf Island, L.L.C., a wholly-owned subsidiary of Gulf Island (the “Contractor”) and the Customer, and (ii) an amendment to the scheduled payment terms under the Contract.  As of August 1, 2012, the outstanding contracts receivable balance (as it may be adjusted, the “Balance”) on the Project was approximately $30.8 million, approximately $9.7 million of which was past due.

On August 16, 2012, the Contractor entered into a binding agreement with the Customer to amend and restate the Contract (the “Agreement”).  Among other things, the Agreement outlines the revised payment terms for the Balance and the limitation on the Customer’s ability to request an extended slowdown of work. Specifically, the Customer must pay a portion of the Balance on or before the last day of each calendar month until February 28, 2013, with the remaining outstanding Balance due on or before March 31, 2013.  In addition, if the Customer has fully paid the Balance on or prior to March 31, 2013, the Customer has the option to extend the slowdown of work on the Project to June 30, 2013, after which the Customer will have no further rights to request a slowdown of work under the Contract.  If the Customer fails to make timely payments pursuant to the revised payment plan, the Contract will terminate and the Contractor will continue to retain title to any deliverables pursuant to the Contract.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board and Chief Executive Officer

Dated:	August 16, 2012